Exhibit 99.1

Biocept Reports 2016 Third Quarter Financial Results

Revenues increased 58% sequentially to a record high

Commercial sample volume more than doubled versus prior year period

9 consecutive quarters of growth in total sample volume

Company to host conference call at 4:30 p.m. Eastern time today

SAN DIEGO (November 9, 2016) -- Biocept, Inc. (NASDAQ:BIOC), a molecular diagnostics company commercializing and developing proprietary liquid biopsy tests that provide clinically actionable information to physicians to improve cancer treatment, reports financial results for the three and nine months ended September 30, 2016, and provides an update on business progress.

“In the third quarter, we continued to increase our test volume growth while improving collections on our billing activities, resulting in record quarterly revenues of more than $1 million,” said Michael Nall, President and CEO of Biocept. “Our menu of actionable cancer biomarkers, including our blood-based assays for PD-L1 and EGFR-T790M, are enabling an increasing number of patients to benefit from rapid, non-invasive molecular profiling and cancer monitoring solutions.”

“The completion of a $10 million equity financing in October, primarily with healthcare-focused institutional investors, is a vote of confidence in our proprietary Target-Selector™ platform and our business prospects. The proceeds from this financing will be used to support our continued commercial progress in the liquid biopsy market, and will also enable us to pursue additional value-creating initiatives,” he added.

During the third quarter, the Company accessioned over 1,000 commercial samples, more than double the test volume in the prior year period. Billable samples, which include commercial and development services, total 3,113 year-to-date, including 1,179 accessioned during the third quarter.

“We look forward to closing the year on a strong note by continuing to execute on our corporate goals and objectives, which include clinical data presentations at two prominent cancer symposia in December,” concluded Mr. Nall.

Recent Operational Highlights and Financial Results

Clinical Data Presentation

•

Presented a poster with collaborators from large-cap pharma and academia at the European Society for Medical Oncology (ESMO) Congress, which included clinical data demonstrating up to 90% concordance between the Company’s Target-Selector™ platform and tissue biopsy for patients with advanced non-small cell lung cancer.

Equity Financing

•	Completed an equity financing for $10 million in gross proceeds to support operations and to fund growth initiatives.

Intellectual Property Expansion Internationally

•	Patents issued for additional protection in China to cover key technologies for circulating tumor cell (CTC) capture and analysis used in the Company’s liquid biopsy testing.
•	Patent granted in Japan covering the use of antibodies in the capture of rare cells, such as CTCs, from blood, as well as from other biological fluids.

Clinical and Commercial Collaborations

•

Entered into a collaboration with renowned clinical Investigator Shilpa Gupta, M.D., Assistant Professor in the Division of Hematology, Oncology and Transplantation at Masonic Cancer Center, University of Minnesota, to study the utility of liquid biopsy testing in bladder, testicular and prostate cancers.

•

Signed preferred provider agreements with Teneovita Medical, a division of Teneovita Medical Innovations, Inc., and The Harle Group, Inc., to market and distribute Biocept’s liquid biopsy tests in Canada and the Philippines, respectively.

Management Appointment

•

Named Timothy Kennedy as Chief Financial Officer and Senior Vice President of Finance and Operations. Mr. Kennedy brings over 25 years of experience as a finance and operations leader in clinical diagnostics.

•	Named David Moskowitz as Vice President, Strategy and Corporate Communications. Mr. Moskowitz brings to Biocept more than 17 years of Wall Street and capital markets consulting experience.

Third Quarter Financial Results

The Company accessioned 1,179 billable samples in the third quarter of 2016, a 122% increase from 531 billable samples accessioned during the third quarter of 2015. When samples from research, assay validations, and other non-billable sources are included, total samples were 1,251 during the third quarter of 2016, up 77% from 708 total samples for the third quarter of 2015.

Revenues for the third quarter of 2016 increased to $1.05 million from $165,000 for the third quarter of 2015. This included $975,000 in commercial test revenues and $72,000 in development services test revenues. Revenues from commercial samples are recognized on a cash basis, or when payment is collected. As a result, some collections may extend beyond the end of the quarter in which the samples were accessioned.

Cost of revenues of $1.9 million for the third quarter of 2016 compares with $1.2 million for the third quarter of 2015, with the increase primarily attributable to higher commercial test volumes. As test volumes continue to increase, the Company expects to leverage its fixed and semi-variable costs, reducing costs per patient sample, and improving margins.

Research and development expenses remained relatively unchanged for the third quarter of 2016 and 2015 at $ $600,000 and $700,000, respectively.

General and administrative expenses for the third quarter of 2016 increased to $1.9 million from $1.6 million for the third quarter of 2015, primarily due to expanded commercial activities.

Sales and marketing expenses for the third quarter of 2016 increased to $1.3 million from $1.1 million for the third quarter of 2015, with the increase due mainly to higher personnel-related expenses from the expansion of the commercial organization. During the third quarter of 2016, the Company had an average of 15 employees in sales and marketing, compared with 12 employees during the third quarter of 2015.

Net loss for the third quarter of 2016 was $4.7 million, or $0.57 per share based on 8.4 million weighted-average shares outstanding. This compares to a net loss for the third quarter of 2015 of $4.5 million, or $0.72 per share based on 6.2 million weighted-average shares outstanding. The increase in net loss was primarily due to higher expenses associated with the overall growth of the business and expansion of the sales and marketing organization, as well as the timing impact of revenue recognized when cash is collected, versus the recognition of expenses when samples are received and tested.

Nine Month Financial Results

The Company accessioned 3,113 billable assays during the first nine months of 2016, an increase of 158% from 1,206 during the comparable prior-year period. Revenues for the first nine months of 2016 increased to $1.93 million, an increase of 393% from $392,000 in the prior-year period.

Total costs and expenses were $15.9 million for the first nine months of 2016, up from $12.3 million for the same period in 2015, with the increase attributable primarily to cost of revenues due to higher commercial assay volume, as well as increased sales and marketing and general and administrative expenses to support the expanded commercial activities.

Net loss for the first nine months of 2016 was $14.2 million, or $1.88 per share based on 7.5 million weighted-average shares outstanding.  This compares with a net loss of $12.3 million for the same period in 2015, or $2.35 per share based on 5.2 million weighted-average shares outstanding.

The Company reported cash and cash equivalents of $678,855 as of September 30, 2016, compared with $8.8 million as of December 31, 2015. On October 19, 2016 the Company closed an underwritten public offering of common stock and warrants for gross proceeds of $10.0 million.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 pm Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. A replay of the webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10095877.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma.  The Company leverages its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer.  Biocept’s patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in plasma (ctDNA).  With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient’s disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability improve the diagnosis and treatment of cancer, our ability to grow our commercial test volume and adoption, our ability to pursue value-creating initiatives, the use of proceeds from our October 2016 public offering, our ability to improve billing and the reimbursement of our testing, and our ability to build on our commercial leadership position in the liquid biopsy field, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact	Media Contact
LHA	Trevelino/Keller
Jody Cain	Colleen Murphy
Jcain@lhai.com	cmurphy@trevelinokeller.com
310-691-7100	404-214-0722, Ext. 109

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	September 30,
	2015	2016
		(unaudited)
ASSETS
Cash and cash equivalents	$8,821,329	$678,855
Accounts receivable	34,200	85,664
Inventories, net	349,271	497,517
Prepaid expenses and other current assets	435,938	499,133
TOTAL CURRENT ASSETS	9,640,738	1,761,169
FIXED ASSETS, NET	946,180	1,521,380
TOTAL ASSETS	$10,586,918	$3,282,549
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$3,340,788	$5,045,449
NON-CURRENT LIABILITIES, NET	3,553,395	2,793,258
TOTAL LIABILITIES	6,894,183	7,838,707
SHAREHOLDERS’ EQUITY/(DEFICIT)	3,692,735	(4,556,158)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$10,586,918	$3,282,549

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2016	2015	2016
REVENUES	$164,856	$1,047,280	$391,626	$1,931,509
COSTS AND EXPENSES
Cost of revenues	1,159,710	1,876,288	3,320,467	5,020,649
Research and development	677,729	600,613	2,073,391	2,044,968
General and administrative	1,630,608	1,919,843	4,281,883	4,924,731
Sales and marketing	1,055,653	1,278,455	2,616,218	3,875,063
Total costs and expenses	4,523,700	5,675,199	12,291,959	15,865,411
LOSS FROM OPERATIONS	(4,358,844)	(4,627,919)	(11,900,333)	(13,933,902)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(137,150)	(115,157)	(430,215)	(276,493)
LOSS BEFORE INCOME TAXES	(4,495,994)	(4,743,076)	(12,330,548)	(14,210,395)
INCOME TAXES	(199)	—	(1,478)	(2,053)
NET LOSS & COMPREHENSIVE LOSS	$(4,496,193)	$(4,743,076)	$(12,332,026)	$(14,212,448)
NET LOSS PER SHARE
- Basic	$(0.72)	$(0.57)	$(2.35)	$(1.88)
- Diluted	$(0.72)	$(0.57)	$(2.35)	$(1.88)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	6,242,604	8,370,691	5,245,303	7,549,663
- Diluted	6,242,604	8,370,691	5,245,303	7,549,663